Exhibit 99.1

AT THE COMPANY

Clifford Bolen

Chief Operating Officer, Chief Financial Officer

(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

WEDNESDAY, AUGUST 3, 2005

Vita Foods Reports Q2 Sales of $10.2 Million, 1-Cent Per-Share Net Income

Chicago, IL, August 3, 2005 – For the second quarter ended June 30, 2005, Vita Food Products, Inc. (AMEX: VSF) today announced a consolidated net income of $51,000, or $0.01 per share, compared to net loss of $340,000 or $(0.09) per share in the second quarter of 2004.  The Vita seafood segment, which is primarily engaged in the processing and sale of herring products and cured and smoked salmon products, experienced a net loss of $(276,000) compared to net loss of $(561,000) in 2004.  This improvement for the Vita seafood segment primarily arose as result of both increased sales volume and a mix of sales in favor of higher margins items.  The Company’s other business segment, Vita Specialty Foods (“VSF”), which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, offset Vita seafood’s net loss with net income of $327,000 in the second quarter of 2005 compared to net income of $221,000 in the second quarter of 2004.  This improvement for VSF was primarily attributable to a $206,000 reduction in selling and administration expenses, principally those expenses associated with the distribution effort and resulting from a sales mix in favor of the larger volume customers.

Consolidated net sales for the second quarter of 2005 were $10.2 million, compared with $10.7 million in the second quarter of 2004.  Vita seafood’s net sales for the second quarter of 2005 were $4.8 million compared to $4.5 million from the prior year quarter, representing a 6.7% increase.  The increase was due to increased sales of most salmon products.  VSF’s net sales for the second quarter were $5.5 million compared to $6.2 million for the prior year quarter, representing an 11.3% decrease.  The decrease was a result of lower sales of most major product lines.  However, primarily as a result of lower sales deductions and reduced factory spending, consolidated gross margin for the quarter increased to 41.7% from 37.5% in the prior year quarter.

“We are pleased to report consolidated profit for the second quarter.  Our efforts to make changes to our business model and reverse direction are showing results.  Both segments are reporting improved results from the last year quarter and year to date results,” said Steve Rubin, the Company’s chairman and chief executive officer.  “We believe the Vita seafood segment will continue to show both increased revenues and improvements to net income for the remainder of the year, while the specialty foods segment will continue to show improvement to net income even if on a lower sales volume.”

Six-Month Results

For the six months ended June 30, 2005, the Company had a consolidated net loss of $(206,000) or $(0.05) per share, compared to a net loss of $(378,000), or $(0.10) per share for the same period in 2004, an improvement of $172,000 or $0.05 per share.  The Vita seafood segment had a net loss of $(571,000) compared to a net loss of $(669,000) in 2004, an improvement of $98,000 or 14.6%.  VSF’s net income was $365,000 compared to $291,000 in 2004, an improvement of $74,000 or 25.4%.

Consolidated net sales for the six months were $21.3 million, compared with $23.3 million for the six months ended June 30, 2004, representing a decrease of $2.0 million or 8.6%.  Vita seafood’s net sales were $10.8 million for the six months, compared with $11.1 million for the same period in 2004, representing a decrease of $0.3 million or 3% for the six-month period, largely a reflection of the retail herring volume.  VSF net sales were $10.5 million for the six months, compared with $12.2 million for the same period in 2004, representing a decrease of $1.7 million or 13.9%.  The largest contributing factors to this decrease were the sales of lower margin honey products, which were down $0.9 million or 25%.

Vita seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita’s sales are in kosher foods. Vita’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods, the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc.  Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Virginia Brand Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets.  Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinades, salsas and The Drambuie®, Kahlua®, and Courvoisier® Gourmet Collections.  Halifax also marketed, manufactured and distributed the Artie Bucco™ line of products based on the popular HBO® series The Sopranos®, the award-winning Scorned Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

— TABLES FOLLOW —

VITA FOOD PRODUCTS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months			Six Months
	Ended			Ended
	Jun 30,	Jun 30,		Jun 30,	Jun 30,
	2005	2004	Change	2005	2004	Change
Net sales	$10,232	$10,658	(4)%	$21,252	$23,270	(9)%
Cost of goods sold	6,679	7,549	(12)%	14,375	16,326	(12)%
Gross margin	3,553	3,109	14%	6,877	6,944	(1)%

Selling and administrative expenses
Selling, marketing & distribution	2,156	2,384	(10)%	4,464	4,912	(9)%
Administrative	1,073	1,116	(4)%	2,307	2,306	0%
Total	3,229	3,500	(8)%	6,771	7,218	(6)%
Operating profit	324	(391)	183%	106	(274)	139%

Interest expense	238	176	35%	449	356	26%
Income before income taxes	86	(567)	115%	(343)	(630)	46%
Income tax expense	35	(227)	115%	(137)	(252)	46%
Net income	$51	$(340)	115%	$(206)	$(378)	46%
Earnings per common share:
Basic	$0.01	$(0.09)	111%	$(0.05)	$(0.10)	50%
Diluted	$0.01	$(0.09)	111%	$(0.05)	$(0.10)	50%
Weighted average shares outstanding:
Basic	3,859	3,836		3,859	3,833
Diluted	3,884	3,836		3,859	3,833

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